Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ladenburg Thalmann Financial Services Inc. on Form S-8 (Nos. 333-82688, 333-101360, 333-101361, 333-124366, 333-130024, 333-139246, 333-139247, 333-139254 and 333-147381) and on Form S-3 (Nos. 333-141517, 333-37934, 333-71526, 333-81964, 333-88866, 333-122240, 333-117952, 333-130026, 333-130028 and 333-139244) of our reports dated March 13, 2008, with respect to the consolidated financial statements and internal control over financial reporting of Ladenburg Thalmann Financial Services Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Eisner LLP

New York, New York
March 13, 2008